                                                                   EXHIBIT 11
                                                                   Primary
                                                                   (Page 1 of 2)

                  EXCEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                      COMPUTATION OF NET INCOME PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)




                                              THREE MONTHS ENDED         NINE MONTHS ENDED
                                                 SEPTEMBER 30,              SEPTEMBER 30,

                                            1996             1995       1996              1995
                                            ----             ----       ----              ----
Primary
-------
Net income..............................  $ 40,927         $11,999    $113,333            $25,058

Adjustment of shares outstanding:

Weighted average shares of common stock
 outstanding............................   108,800          99,000     104,186             99,000

Employee stock plan shares and shares
 of common stock issuable upon the
 assumed exercise of stock options......     2,125          (1,799)      1,745             (2,280)
                                          --------         -------     -------             ------

Adjusted shares of common stock and
 common stock equivalents for
 computation............................   110,925          97,201     105,931             96,720
                                          --------         -------     -------             ------

Net income per share....................     $0.37           $0.12       $1.07              $0.26
                                          ========         =======      ======             ======

                                                                   EXHIBIT 11
                                                                   Fully Diluted
                                                                   (Page 2 of 2)

                  EXCEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                      COMPUTATION OF NET INCOME PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)




                                           THREE MONTHS ENDED          NINE MONTHS ENDED
                                              SEPTEMBER 30,               SEPTEMBER 30,

                                            1996        1995            1996        1995
                                          --------    --------        --------    --------
Assuming Full Dilution
----------------------
Net income..............................  $ 40,927    $ 11,999        $113,333    $ 25,058

Adjustment of shares outstanding:

Weighted average shares of common stock
 outstanding............................   108,800      99,000         104,186      99,000

Employee stock plan shares and shares
 of common stock issuable upon the
 assumed exercise of stock options......     2,270      (1,799)          2,000      (2,280)
                                          --------    --------        --------    --------

Adjusted shares of common stock and
 common stock equivalents for
 computation............................   111,070      97,201         106,186      96,720
                                          --------    --------        --------    --------

Net income per share....................     $0.37       $0.12           $1.07       $0.26
                                          ========    ========        ========    ========